Exhibit 99.1

FOR IMMEDIATE RELEASE: May 16, 2011

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports First Quarter Results

Golden, Colorado – May 16, 2011– Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its first quarter ended March 31, 2011.

Net revenues for the first quarter of 2011 were $91.8 million compared to $84.7 million in the first quarter of the previous year. Net income for the first quarter of 2011 was $1.8 million compared to $1.6 million in the same quarter of the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its operating results for its first quarter ended March 31, 2011. The conference call will be held at 2:00 p.m. Eastern Time on Tuesday, May 17, 2011, and will be hosted by Stephen R. Roark, President of Jacobs Entertainment, Inc. and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Tuesday, May 17, 2011 at 2:00 p.m. Eastern Time, please dial (877) 240-9772 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Tuesday, May 17, 2011 at 5:00 p.m. Eastern Time. To access the replay, please dial (800) 408-3053 and reference the confirmation code 4273565. The replay will run until midnight Eastern Time, Tuesday, May 24, 2011.

About Jacobs Entertainment

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and ten related off-track wagering facilities located in Virginia; and 21 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

NEWSTAGE media, Inc.     1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Total revenues	$101,079	$93,755
Promotional allowances	(9,250)	(9,036)

Net revenues	91,829	84,719

Costs and expenses	83,278	76,608

Operating income	8,551	8,111

Interest expense, net	(6,760)	(6,557)

NET INCOME	$1,791	$1,554

SELECTED BALANCE SHEET DATA

	March 31,	December 31,
	2011	2010
Total assets	$348,934	$347,711
Total liabilities	$325,180	$330,315
Stockholder’s equity	$23,754	$17,396

NEWSTAGE media, Inc.     1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

RECONCILIATION OF EBITDA TO NET INCOME

(dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010
Net income	$1,791	$1,554
Add:
Interest expense, net	6,760	6,557
Depreciation and amortization	5,602	5,597

EBITDA	$14,153	$13,708
Unrealized gain on change in fair value of investment in equity securities	(480)	(586)
Costs incurred for 2010 Credit Agreement Amendment	—	436

ADJUSTED EBITDA	$13,673	$13,558

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NEWSTAGE media, Inc.     1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com